EXHIBIT 6(a)(ii)

                                LETTER AGREEMENT

                   SSgA Life Solutions Income and Growth Fund
                        SSgA Life Solutions Balanced Fund
                         SSgA Life Solutions Growth Fund

                             Distribution Agreement


April 10, 1997


Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA  98402

Ladies and Gentlemen:

Pursuant to Paragraph 1 of the Distribution Agreement between The SSgA Funds and Russell Fund Distributors, Inc., dated April 12, 1988, as amended, the SSgA Funds advise you that it is creating three new series to be named SSgA Life Solutions Income and Growth Fund, SSgA Life Solutions Balanced Fund, and SSgA Life Solutions Growth Fund (collectively, the "Funds"), and that the SSgA Funds desire Russell Fund Distributors, Inc. to serve as Distributor with respect to the Funds pursuant to the terms and conditions of the Distribution Agreement. The fee to be charged by Distributor to the Funds in return for its services will be as set forth in the Distribution Agreement.

Notwithstanding anything to the contrary in Paragraph 14, the initial term of the Distribution Agreement with respect to the Funds shall be until April 12, 1998.

Please acknowledge your acceptance of acting as Distributor to the Funds by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS


By:  /s/ Lynn L. Anderson
     ------------------------------
     Lynn L. Anderson
     President

ACKNOWLEDGED AND ACCEPTED
-------------------------

Russell Fund Distributors, Inc.


By:  /s/ J. David Griswold
     ------------------------------
     J. David Griswold
     Associate General Counsel and
        Assistant Secretary